Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2015, relating to the consolidated financial statements and financial statement schedule of Southwestern Electric Power Company and subsidiaries appearing in or incorporated by reference in the Annual Report on Form 10- K of Southwestern Electric Power Company for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
December 14, 2015